The Hartford Insurance Group, Inc.
Insider Trading Policy

EXHIBIT 19.01

POLICY STATEMENT

The Hartford Insurance Group, Inc. (the “Company” or “The Hartford”) has adopted this Insider Trading Policy (“the Policy”) to govern the sale or purchase of certain securities by the Company’s directors, officers, and employees in compliance with applicable securities laws.

POLICY PURPOSE

The purpose of this Policy is to promote compliance with applicable securities laws in connection with the sale or purchase of securities by the Company’s directors, officers, and employees. For purposes of this Policy, the term “securities” includes preferred and common stock and debt securities issued by the Company or any of its subsidiaries.
The Hartford and its directors, officers and employees must not misuse material, non-public information when buying or selling Company securities. Other than as set forth in any exception herein, this Policy does not restrict ordinary purchases or sales of Company securities by a Company director, officer or employee, so long as the director, officer or employee is not in possession of material non-public information and the transaction is neither speculative nor short-term. Examples of ordinary, non-speculative transactions include buying and selling shares in a brokerage account, changing long-term investment options in a 401(k) account, or selling shares acquired through the Employee Stock Purchase Plan. Employees who have been notified that they are “Insiders” are deemed, by virtue of their job functions, to possess material, nonpublic information at specific times of the year and will be prohibited from buying or selling Company securities at such times. (See section below entitled “Blackout Periods and Pre-Clearance of Transactions” for additional information).
POLICY SCOPE

This Policy applies to the Company and its directors, officers, and employees, and certain beneficial owners of Company securities, including immediate family members of Company directors, officers, and employees, and certain other individuals identified in the section below entitled “Beneficial Ownership”.
POLICY
No director, officer, or employee of the Company shall disclose or use any confidential information gained through his or her position with the Company for trading purposes, personal profit or for the advantage of any other person.
Directors, officers, and employees are prohibited from buying or selling Company securities while they are aware of material, non-public information about the Company, subject to the excepted transactions below (see “Excepted Transactions” below) and the exception for Rule

© 2025 by The Hartford. Classification: Company Confidential. No part of this document may be reproduced, published, or used without the permission of The Hartford.

10b5-1 Plans (see “Rule 10b5-1 Plans” below). Directors, officers and employees may not pass material non-public information about the Company on to others or otherwise make unauthorized disclosure or use of such information, regardless of whether a director, officer or employee profits or intends to profit by the tipping, disclosure, or use.
Subject to any exceptions herein, directors, officers, and employees are prohibited from buying or selling securities of any other company while they are aware of material, non-public information about that company, if such material information was gained because of his or her position with The Hartford. Directors, officers and employees may not pass material non-public information about another company on to others or otherwise make unauthorized disclosure or use of such information, regardless of whether a director, officer or employee profits or intends to profit by the tipping, disclosure, or use, if such information was gained because of his or her position with the Hartford. Information that would not be considered material to The Hartford may be considered material to another company. For example, the fact that The Hartford is evaluating a strategic transaction with another company may be considered immaterial to The Hartford but still constitute material, non-public information about the other company.
Violation of this Policy is grounds for disciplinary action by the Company, including termination of employment, and may subject an individual to civil and criminal prosecution by federal authorities for securities law violations.
MATERIAL NON-PUBLIC INFORMATION
Material Information
Information is material if either (i) there is a reasonable likelihood that it would be considered important to an investor in making an investment decision; or (ii) the information is likely to affect the market price of the security. Material information can be positive or negative. Examples of information that may be deemed material include: earnings results or guidance (whether relating to the Company, a business line or segment); accounting actions that will materially impact earnings; strategic plans; mergers, acquisitions, or joint ventures; significant exposure due to actual or threatened litigation; significant cybersecurity incidents or breaches; developments regarding significant customers or partners; significant regulatory actions; changes in the senior executive leadership team; tender offers, public or private sales of securities; shareholder activism; stock splits or changes in dividends; and impending bankruptcy, receivership, capital or liquidity problems.
It can sometimes be difficult to know whether information is material. When in doubt, you should presume the information in question is material for purposes of this Policy.
Non-Public Information
Information is non-public unless it has been made available to the general public. Information is considered available to the general public if it is (i) in a press release issued over a national news wire service, (ii) in a filing with the Securities and Exchange Commission or (iii) posted to the Company’s website, and a full trading day has elapsed since its release.

© 2025 by The Hartford. Classification: Company Confidential. No part of this document may be reproduced, published, or used without the permission of The Hartford.

BLACKOUT PERIODS AND PRE-CLEARANCE OF TRANSACTIONS
Quarterly Blackout Periods
All directors, Tier 1 and Tier 2 officers and other employees designated by the Company’s General Counsel (collectively, “Pre-Clearance Insiders”) and all employees who participate from time to time in the preparation and review of the Company’s financial and other periodic reports (together with Pre-Clearance Insiders, “Insiders”), are prohibited from trading in securities of the Company or any of its subsidiaries (other than the Excepted Transactions described below) during the period beginning on the fifteenth day of the third month of the Company’s fiscal quarter and ending at market open on the second trading day after public release of the Company’s financial results for the most recently completed fiscal period (a “Quarterly Blackout Period”). The list of Insiders shall be updated regularly by the Company’s General Counsel.
Pre-Clearance of Transactions
In addition, Pre-Clearance Insiders are required to obtain written pre-clearance from a member of the Law Department’s Securities and Corporate Governance Unit (“SCG Unit”) prior to any transaction in securities of the Company (other than the Excepted Transactions and Rule 10b5-1 Plan Transactions, each as described below). In addition to obtaining preclearance, officers that (i) are subject to the filing requirements of Section 16 of the Securities Exchange Act of 1934 or (ii) report directly to the CEO may conduct transactions in Company securities or enter into Rule 10b5-1 trading plans only after providing written notice to the Corporate Secretary and the CEO.
Once pre-clearance is granted, the Pre-Clearance Insider has until the earlier of the end of five business days or the start of the next Quarterly Blackout Period to enter into a trade. If the trade does not occur within this period, the Pre-Clearance Insider must seek written pre-clearance again. After pre-clearance is granted, the Pre-Clearance Insider must also make an independent determination that he or she does not possess material, non-public information prior to trading. Circumstances of a confidential nature may lead to a denial of a clearance request or revocation of previously granted clearance to trade.
Change to Insider Status
If an Insider is removed from the list of Company Insiders due to a change in job duties or termination of employment during a Quarterly Blackout Period, the Insider remains subject to the prohibition on trading until the end of the Quarterly Blackout Period.
If a Pre-Clearance Insider, who is not a Section 16 Officer, is removed from the list of Company Insiders due to a change in job duties or termination of employment outside of a Quarterly Blackout Period, the Pre-Clearance Insider must continue to obtain pre-clearance for any transaction until the earlier of (a) the opening of the trading window following the next Quarterly Blackout Period, or (b) a written notice from a member of the SCG Unit that pre-clearance is no longer required.
If a Section 16 Officer is removed from the list of Company Insiders due to a change in job duties or termination of employment, the Section 16 Officer must continue to obtain pre-

© 2025 by The Hartford. Classification: Company Confidential. No part of this document may be reproduced, published, or used without the permission of The Hartford.

clearance for any transaction until the date that is 90 days from the date of the removal of the individual from the list of Company Insiders.
Event-Specific Blackout Periods
In addition to the regular Quarterly Blackout Periods, the Company may, from time to time, impose other non-recurring blackout periods (“Event-Specific Blackout Periods”) upon notice to employees who participate on special projects, which may involve material, non-public information regarding the Company or the other companies, or who become aware of material non-public information due to events such as significant cybersecurity incidents or breaches. Such employees are prohibited from trading in securities of The Hartford and any other company specified in any notice of an Event-Specific Blackout Period issued by the Company.
If an employee is subject to an Event-Specific Blackout Period when his or her employment terminates or such individual is no longer privy to material, non-public information due to a change in job duties or otherwise, the individual remains subject to the prohibition on trading until the earlier of (i) the end of the Event-Specific Blackout Period as determined by the Company’s General Counsel and (ii) 180 days from the effective date of termination.
EXCEPTED TRANSACTIONS
The following transactions are exempt from this Policy, including the Blackout Periods and Pre-Clearance of Transactions requirements above:
•Exercises of options granted under any stock option plan of the Company and any associated sale of shares to the Company in connection with the satisfaction of tax withholding obligations arising from the exercise of options.
•Purchases arising from routine payroll deduction contributions to the Company’s Investment and Savings Plan (401(k)) or excess savings plans. However, any interfund transfer, loan or withdrawal involving the Company Stock Fund in any of the plans would not be exempt. In addition, increasing the contribution amount to the Company Stock Fund by changing fund allocations also would not be exempt. Increasing the percentage of salary contributed to any of the plans, however, would be exempt.
•Reinvestment of dividends under the Company’s Automatic Dividend Reinvestment and Cash Payment Plan.
•Purchases arising from routine payroll deduction contributions to the Company’s Employee Stock Purchase Plan, as well as the automatic reinvestment of dividends under the plan. Terminating an election to participate in the Employee Stock Purchase Plan is also exempted.
•Gifts or charitable donations of equity securities, unless the director, officer or employee has reason to believe the recipient intends to sell the gifted or donated securities immediately.
SPECIAL AND PROHIBITED TRANSACTIONS

© 2025 by The Hartford. Classification: Company Confidential. No part of this document may be reproduced, published, or used without the permission of The Hartford.

The Company considers it improper and inappropriate for directors, officers, or employees to engage in short-term or speculative transactions in the Company’s securities. It is therefore the Company’s policy that such individuals may not engage in any of the following transactions, other than as set forth below:
•Day-Trading. “Day-trading” involves the rapid purchasing and selling of securities in the hopes that such securities will continue to climb or fall in value for the seconds to minutes the trader owns the stock, allowing the trader to lock in quick profits resulting from short term price fluctuations. Day trading of the Company's securities may be distracting and may unduly focus the investor on the Company's short-term stock market performance instead of its long-term business objectives. For these reasons, directors, officers, and employees are prohibited from day-trading the Company’s securities.
•Short Sales. Short sales of the Company's securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. This creates the appearance that the seller is trading based on inside information. In addition, short sales may reduce the seller's incentive to improve the Company's performance. For these reasons, directors, officers, and employees are prohibited from engaging in short sales of the Company's securities.
•Hedging and Other Uses of Derivatives. Hedging and monetization transactions, such as through short-sales, option writing and purchase strategies, equity swaps, forward sale contracts and exchange funds, allow a person to lock in much of a stock’s value, often in exchange for all or part of the potential for upside appreciation in the stock. Similarly, purchases and sales of derivatives related to a stock typically allow a person to own a portion, but less than all, of a stock’s upside potential or downside risk. In those circumstances, the individual’s incentives may no longer be appropriately aligned with shareholders. These types of transaction also typically give the rise to an elevated risk of the appearance of trading based on material non-public information. Therefore, the Company prohibits its directors, officers, and employees from engaging in hedging, monetization, derivative and similar transactions.
•Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer's consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material, non-public information or otherwise is not permitted to trade in Company securities, Insiders are prohibited, and all other employees are discouraged, from holding Company securities in a margin account or pledging Company securities as collateral for a loan.
•Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described below) create heightened risks for insider trading violations like the use of margin accounts. There is no control over the

© 2025 by The Hartford. Classification: Company Confidential. No part of this document may be reproduced, published, or used without the permission of The Hartford.

timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer or other employee is in possession of material non-public information. The Company therefore discourages placing standing or limit orders on Company securities. If a person subject to this Policy determines that he or she must use a standing order or limit order, the order should be limited to a short duration. Pre-clearance approvals for standing and limit orders are valid for five business days or until the start of a Quarterly Blackout Period, if sooner, and the order may not be altered thereafter (other than to terminate) without again seeking pre-clearance.
•Managed Accounts. Securities held in managed accounts may be traded by the account manager without the customer’s knowledge or consent (on an individual trade-by-trade basis). Because such managed account transactions may occur at a time when the securities owner is aware of material, non-public information or is otherwise not permitted to trade in Company securities, Insiders are prohibited, and all other employees are discouraged, from holding Company securities in a managed account.
RULE 10b5-1 PLANS
Pre-Clearance Insiders may elect to implement pre-planned trading plans (“Rule 10b5-1 Plans”) pursuant to Rule 10b5-1 of the Securities Exchange Act of 1934. From time to time, the General Counsel shall establish policies and procedures relating to the implementation of Rule 10b5-1 Plans by Pre-Clearance Insiders. Transactions effected pursuant to Rule 10b5-1 Plans are not subject to this Policy, so long as all aspects of the applicable Rule 10b5- 1 Plan comply with the associated policies and procedures of the Company in place at such time.
BENEFICIAL OWNERSHIP
This Policy also extends to each director’s, officer’s and employee’s spouse, minor children, and any other person or entity, if by reason of any understanding, relationship, agreement, or other arrangement between a director, officer or employee and such other person, the director, officer or employee has a direct or indirect financial interest in any Company securities owned by such other person. For example, a director, officer or employee may be considered to have a financial interest in securities held by a trust of which he or she is a beneficiary, settlor, or trustee, or owned by a partnership or company in which he or she is a partner or investor. The fact that another person is a relative and shares the home of a director, officer or employee gives rise to the presumption that a financial interest exists.
WHERE TO GO WITH QUESTIONS AND CONCERNS
If you have any questions related to this Policy, please contact any member of the Law Department’s SCG Unit
REVISION HISTORY
Date: February 2025
Version 4.0

© 2025 by The Hartford. Classification: Company Confidential. No part of this document may be reproduced, published, or used without the permission of The Hartford.